Exhibit 10.19
April 22, 2007
Dear Mike,
On behalf of ShoreTel, Inc., I am pleased to offer you the position of Chief Financial Officer. This letter embodies the terms of our offer of employment to you.
You will be reporting to me. ShoreTel may change your responsibilities and duties and your work location from time to time, as it deems necessary due to business changes.
Your salary will be $20,833.33 per month ($250,000 annualized). In addition, you will be eligible to participate in the Executive Bonus Plan at 45% of your annual salary, with the ability to earn above or below based upon achievement of key objectives established mutually between you and me and overall performance. Details of the plan will be provided to you upon commencement of employment. In addition, you will also be eligible for the following employee benefits: medical, dental, vision and life insurance, 401(k), flexible spending, paid time off and holidays. The details of these employee benefits will be explained during your first week of employment. You should also note that ShoreTel might modify benefits from time to time, as it deems necessary. All benefits commence as of the first day of employment with the submission of the appropriate enrollment forms and documentation. Lastly, ShoreTel bonus plans are subject to change at the sole discretion of ShoreTel, without notice.
Upon the commencement of your employment and subject to approval by the Board of Directors, we will grant you options for 3,250,000 shares of the common stock of the company, under the company’s 1997 Common Stock Option Plan. Such options shall be subject to the company’s standard vesting (25% vested after one year, one forty-eighth per month thereafter, 100% vested in four years). The company will make best efforts to authorize and establish a strike price by May 15th assuming a full time start date of May 10, 2007.
In the event of a “change of control” via merger or acquisition, coupled with an involuntary, without “cause” or constructive termination (constructive termination is defined as experiencing a 30% reduction in base annual salary, a significant reduction in duties, position or responsibilities or relocation of over 50 miles from the current workplace location) within 12 months of such change of control, you will receive 12 months of lump-sum severance plus your targeted annual bonus, reimbursement for the premiums paid for the continued coverage of Executive (and any eligible dependents) under the Company’s medical, dental and vision plans at the same level of coverage in effect on the Termination Date for twelve (12) months after the Termination Date (provided Executive validly elects to continue coverage under the

Mike Healy
RE: Employment Offer

Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and 75% of the then unvested options or shares will immediately vest.
“Change of Control” means the occurrence of any of the following events:
               (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets;
               (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;
“Cause” means (a) any act of dishonesty or fraud taken by Executive that is in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of Executive; (b) Executive’s conviction of, or no contest plea to, a felony; (c) a willful act by Executive which constitutes misconduct and is injurious to the Company; (d) a material breach of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company; or (e) continued violations by Executive of Executive’s obligations to the Company or written Company policies after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed his or her duties.
Should you be terminated by the company within 24 months of your start date, for any reason other than cause, you will receive a severance package that includes 6 months of your base salary, 6 months of premiums paid for the continued coverage of Executive (and any eligible dependents) under the Company’s medical, dental and vision plans at the same level of coverage in effect on the Termination Date, pro-rated bonus and equity vesting prorated for your time with the company plus an additional six months vesting
ShoreTel agrees to include you as a Named Executive Officer on its Directors & Officers liability insurance application and to provide an adequate amount of liability insurance under that policy.
As a ShoreTel employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign and comply with a Proprietary Information and Non-disclosure Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at ShoreTel and non-disclosure of proprietary information.

Mike Healy
RE: Employment Offer

Prepaid Bonus: Assuming you begin full time employment on or before May 10, 2007, the company would provide you with a prepaid bonus of $30,000 within your first 30 days of employment. This would be earned over your first twelve months of employment with the company. It would be recoverable on a prorated basis should you voluntarily terminate your employment with ShoreTel or be terminated for cause as defined above within the first twelve months.
This offer is subject to completion of satisfactory reference checks and your submission of an I-9 form and satisfactory documentation representing your identification and right to work in the United States no later than three (3) days after your employment begins.
ShoreTel is an “At Will” employer. This means, as an employee, you may terminate employment at any time and for any reason whatsoever. ShoreTel may in turn terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. Furthermore, this mutual termination of employment arrangement supersedes all other prior written and oral communication with you and can only be modified by written agreement signed by you and ShoreTel.
In the event of any dispute or claim relating to or arising out of our employment relationship, you and ShoreTel agree that all such disputes, including but not limited to, claims of harassment, discrimination, and wrongful termination, shall be settled by arbitration held in Santa Clara County, California, under the Arbitration Rules set forth in the California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the “Rules”), and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.
We believe ShoreTel has a promising future, which requires talented, dedicated and motivated people like you to make it successful. We are delighted you are interested in ShoreTel and look forward to your acceptance of this offer. This offer will be valid until April 24, 2007. Please give me a call if you have any questions.

Sincerely,
/s/ John W. Combs
John W. Combs
President and CEO
Position Accepted

Signature	/s/ Michael E. Healy	Date	April 23, 2007

Anticipated Start Date:	May 10, 2007